Exhibit 99.1

CONTACT:	Stephanie Honan	FOR IMMEDIATE RELEASE
	(513) 534-6957	October 16, 2009

Fifth Third Appoints Two to Bancorp Board of Directors

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced the appointment of Jewell Hoover and Emerson Brumback to the Bancorp board of directors.

Jewell Hoover is currently a principal of Hoover and Associates, LLC, a bank consulting company headquartered in Charlotte, NC, that specializes in corporate governance, policy development and strategic planning. She previously served for more than 28 years with the Office of the Comptroller of the Currency (OCC), a division of the U.S. Treasury that charters, regulates and examines approximately 2,300 national banks in the United States. Most recently she was chief executive officer for the OCC’s Western District.

Emerson Brumback is the retired president and chief operating officer of M&T Bank. He also served as a director of M&T Bank and M&T Bank Corporation. During his time with M&T, Mr. Brumback was responsible for all lines of business in the organization. He retired from M&T in 2006, after a 30-year career in the banking industry.

“Together Jewell and Emerson bring more than 60 years of professional banking, finance and corporate governance experience to the Bancorp’s board of directors,” said Kevin T. Kabat, president, chairman and CEO of Fifth Third Bancorp. “We are honored that they have agreed to serve our shareholders in this capacity.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $116 billion in assets, operates 16 affiliates with 1,306 full-service Banking Centers, including 100 Bank Mart® locations open seven days a week inside select grocery stores and 2,363 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2009, has $180 billion in assets under care, of which it manages $24 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

#    #    #